UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2006

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21898	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1118 East Green Street, Pasadena, CA	91106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 792-5549

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

Item 3.02	Unregistered Sale of Equity Securities.

On January 11, 2006, Arrowhead Research Corporation (the “Company”) entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with York Capital Management and Knott Partners LP (collectively, the “Purchasers”) for the sale of units, consisting, in the aggregate, of approximately 5.6 million shares of common stock and warrants to purchase approximately 1.4 million shares common stock. The sale’s closing (the “Closing”) is subject to approval by The NASDAQ Stock Market, and, after approval, the Company will receive an aggregate of $19.6 million at the Closing. The warrants will not be exercisable until after 6 months and 1 day following the Closing. The warrants have an exercise price of $5.04 per share and, if all the warrants are exercised, the Company will received an additional $7 million. After they become exercisable, under certain market conditions, the Company may redeem the warrants at a redemption price of $0.001 on 30 days’ prior written notice. As part of the transactions contemplated by the Purchase Agreement, the Company has committed to register the newly-issued common stock and the shares underlying the warrants for resale by the Purchasers.

Each of the Purchasers is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Act”), and the sale of securities contemplated by the Purchase Agreement is exempt from the registration requirements of Section 5 of the Act under Section 4(2) of the Act and Rule 506 of Regulation D.

The foregoing is intended only as a summary of the terms of the Purchase Agreement and related transactions. Please refer to the complete Purchase Agreement and exhibits, filed as Exhibit 10.1 hereto, for the complete terms of that agreement. Also attached is the Company’s press release, released on January 12, 2006, announcing that that the Company has entered into the Purchase Agreement.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Common Stock and Warrant Purchase Agreement, dated as of January 11, 2006, attaching the form of Registration Rights Agreement and Warrant.

99.1	Press Release issued by Company on January 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2006

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Joseph T. Kingsley
Joseph T. Kingsley, Chief Financial Officer